EXHIBIT 99.1

FERRELLGAS ACQUIRES KANGAS CORPORATION

OVERLAND PARK, Kan., Nov. 25, 2013 /PR Newswire/ — Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest distributors of propane, announced today the acquisition of KanGas Corporation, an independent propane company based in Basehor, Kansas.

It is Ferrellgas’ first acquisition in its fiscal year that began August 1, 2013. Specific terms of the transaction, which the company indicates will be immediately accretive, were not disclosed.

“Like KanGas, Ferrellgas is a company with roots in the Sunflower State,” says President and Chief Executive Officer Steve Wambold. “They’ve been a tremendous competitor for more than 30 of our nearly 75 years in business. KanGas has a strong reputation for service and safety, and we’re pleased to welcome their employees and customers to the Ferrellgas family.”

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves customers in all 50 states, the District of Columbia and Puerto Rico. Ferrellgas employees indirectly own more than 21 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

Contact:
Tom Colvin, Investor Relations, (913) 661-1530
Scott Brockelmeyer, Media Relations, (913) 661-1830